AGREEMENT



         WHEREAS, The Tirex Corporation (the "Company") and Lawrence Culliford (the "Consultant") believe it is in their mutual best interest to clarify certain rights and obligations concerning the Consultant's assistance to the Company in its efforts to market its technology known as the "TCS Plants"

         IT IS HEREBY AGREED, that

         1. Consultant shall provide marketing data regarding the European Countries and shall provide recommendations as to pricing, potential manufacturing opportunities and other relevant information as required by the Company.

         2. The Consultant shall continue to refer potential customers to the Company and shall consult with the Company regarding marketing techniques and methods in the European market.

         3. Consultant shall devote such time as determined by the President of the Company.

         4. The Company shall issue 200,000 shares of the Company's Common Stock to the Consultant for his past efforts and as an incentive for continuing his to work with and on behalf of the Company.

         5. Any additional stock issuance, commission, salary or other compensation to be paid to the consultant shall be negotiated separately when the parties agree that circumstances are such that it is in the best interest of the parties to do so.

         6.   The effective date of this Agreement shall be August 28, 2000.

                                             THE TIREX CORPORATION




                                             BY: /s/ LAWRENCE CULLIFORD
                                                -------------------------------
                                                President


                                                -------------------------------
                                                LAWRENCE CULLIFORD

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